INDUSTRIAL HOLDINGS, INC.
                               EARNINGS PER SHARE

                                 MARCH 31, 1997

Earnings per share is based upon the weighted average number of common and common equivalent shares outstanding during the period as follows:

                                                     QUARTER ENDED MARCH 31
                                                     1997               1996
                                                -------------     -------------
Average common shares outstanding                   5,135,025         3,137,316
Net effect of dilutive stock options
   and warrants, based on the treasury
   stock method using average

   market price                                       920,949           453,762
                                                -------------     -------------
                                                    6,055,974         3,591,077

Net income                                          $ 518,012        $  236,768
                                                =============     =============
Earnings per share                              $         .09     $         .07
                                                =============     =============

The above table represents primary earnings per share. Fully diluted earnings per share for the quarter ended March 31, 1997 and 1996 were the same as primary earnings per share.